Exhibit 99.1

GILLA GAINS ENTRY TO THE FAST GROWING CHINESE VAPE MARKET

NEW YORK, NY – (May 2, 2016) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, today announced it has signed an exclusive distribution agreement for China with an industry-leading manufacturer of E-cigarettes and other vaping hardware (the “Distributor”). The agreement includes exclusivity for the Company’s entire line of E-liquid brands. Through this agreement, Gilla’s E-liquid brands will be broadly marketed to Chinese domestic vape shops and through some of the most popular Chinese online E-cigarette websites. Gilla has also agreed to jointly develop E-Liquid flavors that will be designed to satisfy the Chinese palate.

Under the terms of the agreement, Gilla granted the exclusive distribution rights of its E-liquid products, including Craft Vapes, Coil Glaze and The Mad Alchemist, to the Distributor, subject to the Distributor purchasing minimum quantities of the Company’s products. Based on the minimum order quantities, the Distributor shall be required to purchase a minimum of $5.5 million of product over the next three years to maintain its exclusivity in China. Given the size of the Chinese market and the increasing demand for USA made E-liquid, the Company and the Distributor believe these numbers to be very achievable.

“Gilla’s goal is to expand globally and this is another significant step towards that end. Our new Chinese partner is one of the most respected manufacturers of hardware in the vape industry throughout the world,” stated J. Graham Simmonds, Chairman and CEO of Gilla. He added, “They have been manufacturing E-cigarettes for over 10 years, have over five thousand employees, and over $275 million in annual sales. Pairing Gilla’s E-liquid brands with such a strong domestic partner in China is a huge opportunity for the Company. We also expect to build upon this relationship as we will work with the Distributor to cross pollinate our joint international customer bases.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in the manufacturing and distribution of E-liquid for the vapor industry. The Company provides consumers with choice and quality across categories and price points. Gilla’s product portfolio includes Craft Vapes, Craft Clouds, Vape Warriors, Miss Pennysworth’s Elixirs, The Mad Alchemist, Replicant and Coil Glaze E-liquid brands.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. J. Graham Simmonds
Chairman and CEO
T: 1 (416) 843-2881
email: graham.simmonds@gilla.com
website: www.gilla.com
twitter: @gillainc

For media inquiries, please contact:

Mr. Don Fenton
T: 1 (416) 434-3681
email: don.fenton@gilla.com